Exhibit 4.10

HomeAway, Inc.

3801 S. Capital of Texas Highway, Suite 150

Austin, TX 78704

October 23, 2008

To the Purchasers of the Series D Preferred Stock

of HomeAway, Inc.

Re:	Right to Participate in Initial Public Offering

Ladies and Gentlemen:

This letter will confirm our agreement that, subject to and in consideration of the purchase of shares of Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), of HomeAway, Inc., a Delaware corporation (the “Company”), by the persons and entities listed on Exhibit A hereto (the “IPO Holders”), in connection with the Company’s initial firm commitment underwritten public offering (the “IPO”), the Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such IPO to establish a directed share program (the “Program”) whereby such managing underwriter or underwriters would offer each IPO Holder priority as to the participation in such Program on the terms as described herein.

The Company shall use its commercially reasonable efforts to cause the number of shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), to be offered to the IPO Holders pursuant to the Program (the “Program Shares”) to equal at least the quotient obtained by dividing (i) ten million dollars ($10,000,000), by (ii) the mid-point of the first filing range the Company sets forth in the registration statement for the IPO or an amendment thereto.

The Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters to offer to each IPO Holder the right to purchase its Pro-Rata Share (as defined below) of the Program Shares at the IPO per share price to public. Each IPO Holder’s “Pro-Rata Share” shall equal the quotient obtained by dividing (i) the number of shares of Common Stock issuable or issued upon conversion of shares of Series D Preferred Stock then held by such IPO Holder, by (ii) the number of shares of Common Stock issuable or issued upon conversion of shares of Series D Preferred Stock then held by all IPO Holders. If the IPO Holders do not indicate an interest in purchasing all of the Program Shares, the Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters to reallocate all Program Shares as to which IPO Holders do not indicate an interest in purchasing on a pro-rata basis among the IPO Holders who indicate an interest in purchasing more than their Pro-Rata Share.

Each of the IPO Holders shall have the right to apportion its participation in the IPO pursuant to this letter among any of its partners, members, affiliates, predecessor or successor venture capital funds, or persons or entities under common investment management with such IPO Holder, subject to the terms of the Program.

To the Purchasers of the Series D Preferred Stock

of HomeAway, Inc.

October 23, 2008

Notwithstanding the foregoing, in the event that the Board of Directors of the Company, following consultation with outside legal counsel to the Company and the managing underwriter or underwriters, believes in good faith that the issuance of the Program Shares pursuant to this Letter Agreement would be materially detrimental to the success of the IPO, the Company and the IPO Holders agree to negotiate in good faith to amend the Program (including, without limitation, by a reduction to the aggregate number of Program Shares) to the extent reasonably necessary or appropriate to prevent such material detriment. The IPO Holders acknowledge that, despite the Company’s use of its commercially reasonable efforts, the underwriter(s) may determine, in their discretion, that it is not advisable to establish a Program.

Notwithstanding the foregoing, all action taken pursuant to this Letter Agreement shall be made in accordance with all federal and state securities laws, including, without limitation, Rule 134 of the Securities Act of 1933, as amended, and all applicable rules and regulations promulgated by the Financial Industry Regulatory Authority (FINRA), the National Association of Securities Dealers, Inc. and other such self-regulating organizations.

The rights described herein shall terminate and be of no further force or effect upon a liquidation, dissolution or winding up of the Company as determined in accordance with Article IV, Section 4.2(C)(1) of the Company’s Certificate of Incorporation, as amended (the “Charter”), pursuant to which each IPO Holder receives the Series D Initial Liquidation Amount and Loss Amount (each as defined in the Charter) to which they are entitled as a holder of Series D Preferred Stock in accordance with the Charter.

This letter agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

Very truly yours,

HomeAway, Inc.

By:	/s/ Brian Sharples

Name:	Brian Sharples

Title:	Chief Executive Officer

Acknowledged and Agreed:

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky

Title:	Authorized Signatory

HOMEAWAY, INC.

SIGNATURE PAGE TO IPO ALLOCATION LETTER

Acknowledged and Agreed:

TCV VII (A), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky

Title:	Authorized Signatory

TCV Member Fund, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky

Title:	Authorized Signatory

TCV VI, L.P. a Delaware Limited Partnership

By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky

Title:	Authorized Signatory

HOMEAWAY, INC.

SIGNATURE PAGE TO IPO ALLOCATION LETTER

Acknowledged and Agreed:

REDPOINT VENTURES I, L.P., by its General Partner, Redpoint Ventures I, LLC

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT ASSOCIATES I, LLC, by its manager

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT VENTURES II, L.P., by its General Partner, Redpoint Ventures II, LLC

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT ASSOCIATES II, LLC, as nominee

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT TECHNOLOGY PARTNERS Q-1, L.P., by its General Partner, Redpoint Ventures I, LLC

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT TECHNOLOGY PARTNERS A-1, L.P. by its General Partner, Redpoint Ventures I, LLC

By:	/s/ Timothy M. Haley
Managing Director

HOMEAWAY, INC.

SIGNATURE PAGE TO IPO ALLOCATION LETTER

Acknowledged and Agreed:

INSTITUTIONAL VENTURE PARTNERS XII, L.P.

By: Institutional Venture Management XII, LLC
Its: General Partner

By:	/s/ Melanie Chladek
Managing Director

HOMEAWAY, INC.

SIGNATURE PAGE TO IPO ALLOCATION LETTER

Exhibit A

IPO Holders

TCV VII, L.P., a Cayman Islands exempted limited partnership

TCV VII (A), L.P., a Cayman Islands exempted limited partnership

TCV Member Fund, L.P, a Cayman Islands exempted limited partnership

TCV VI, L.P., a Delaware Limited Partnership

Redpoint Ventures I, L.P.

Redpoint Associates I, LLC

Redpoint Ventures II, L.P.

Redpoint Associates II, LLC

Redpoint Technology Partners A-1, L.P.

Redpoint Technology Partners Q-1, L.P.

Institutional Venture Partners XII, L.P.